UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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SUN HYDRAULICS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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SUN HYDRAULICS CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Tuesday, June 8, 2010

Notice hereby is given that the Annual Meeting of Shareholders of Sun Hydraulics Corporation, a Florida corporation, will be held on Tuesday, June 8, 2010, at 10:00 a.m., Eastern Daylight Savings Time, at the Company’s manufacturing facility, located at 701 Tallevast Road, Sarasota, Florida 34243, for the following purposes:

1. To elect three Directors to serve until the Annual Meeting in 2013, and until their successors are elected and qualified or until their earlier resignation, removal from office or death;

2. To ratify the appointment of Kirkland, Russ, Murphy & Tapp, P.A. as the Company’s independent registered certified public accounting firm for the year 2010; and

3. To transact such other business as properly may come before the Meeting or any adjournment thereof.

Your attention is directed to the Proxy Statement accompanying this Notice for a more complete description of the matters to be acted upon at the Meeting. The 2009 Annual Report of the Company is enclosed. Shareholders of record at the close of business on April 19, 2010, are entitled to receive notice of and to vote at the Meeting and any adjournment thereof.

All shareholders are cordially invited to attend the Meeting. Whether or not you expect to attend, please sign and return the enclosed Proxy promptly in the envelope provided to assure the presence of a quorum. You may revoke your Proxy and vote in person at the Meeting if you desire.

If your shares are held in street name by a brokerage, your broker will supply you with a proxy to be returned to the brokerage. It is important that you return the form to the brokerage as quickly as possible so that the brokerage may vote your shares. You may not vote your shares in person at the Meeting unless you obtain a power of attorney or legal proxy from your broker authorizing you to vote the shares, and you present this power of attorney or proxy at the Meeting.

By Order of the Board of Directors,

GREGORY C. YADLEY
Secretary

Sarasota, Florida

April 30, 2010

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE SHAREHOLDERS MEETING TO BE HELD ON JUNE 8, 2010

This Proxy Statement and our 2009 Annual Report to Shareholders are available at:

http://investor.sunhydraulics.com/annuals.cfm?lang_id=1

SUN HYDRAULICS CORPORATION

1500 West University Parkway

Sarasota, Florida 34243

PROXY STATEMENT

This Proxy Statement is furnished by the Board of Directors of Sun Hydraulics Corporation (the “Company”) in connection with the solicitation of proxies to be voted at the Company’s 2010 Annual Meeting of Shareholders, which will be held on Tuesday, June 8, 2010, at 10:00 a.m., Eastern Daylight Savings Time, at the Company’s manufacturing facility, located at 701 Tallevast Road, Sarasota, Florida 34243 (the “Meeting”).

Any proxy delivered pursuant to this solicitation may be revoked, at the option of the person executing the proxy, at any time before it is exercised by delivering a signed revocation to the Company, by submitting a later-dated proxy, or by attending the Meeting in person and casting a ballot. If proxies are signed and returned without voting instructions, the shares represented by the proxies will be voted as recommended by the Board of Directors.

The cost of soliciting proxies will be borne by the Company. In addition to the use of the mail, proxies may be solicited personally or by telephone by regular employees of the Company. The Company does not expect to pay any compensation for the solicitation of proxies, but may reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expense in sending proxy materials to their principals and obtaining their proxies. The approximate date on which this Proxy Statement and enclosed form of proxy first has been mailed to shareholders is April 30, 2010.

The close of business on April 19, 2010, has been designated as the record date for the determination of shareholders entitled to receive notice of and to vote at the Meeting. As of April 19, 2010, 16,949,542 shares of the Company’s Common Stock, par value $.001 per share, were issued and outstanding. Each shareholder will be entitled to one vote for each share of Common Stock registered in his or her name on the books of the Company on the close of business on April 19, 2010, on all matters that come before the Meeting. Abstentions will be counted as shares that are present and entitled to vote for purposes of determining whether a quorum is present. Shares held by nominees for beneficial owners will also be counted for purposes of determining whether a quorum is present if the nominee has the discretion to vote on at least one of the matters presented, even though the nominee may not exercise discretionary voting power with respect to other matters and even though voting instructions have not been received from the beneficial owner (a “broker non-vote”). Abstentions and broker non-votes are not counted in determining whether a proposal has been approved.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors of the Company currently consists of eight members. The Board is divided into three classes of Directors serving staggered three-year terms. Directors hold their positions until the annual meeting of shareholders in the year in which their terms expire, and until their respective successors are elected and qualified or until their earlier resignation, removal from office or death.

The term of office of three of the Company’s current eight Directors, Marc Bertoneche, Philippe Lemaitre and Ferdinand E. Megerlin, will expire at the Meeting. The Nominating Committee of the Board of Directors has selected Messrs. Bertoneche, Lemaitre and Megerlin as nominees to stand for reelection to the Board at the Meeting. In making these nominations, the Nominating Committee reviewed the backgrounds of the nominees and believes that each nominee (as well as each other continuing Director whose term does not expire at the Meeting) has valuable individual skills and experiences that, taken together, provide the Company with the variety and depth of knowledge, judgment and vision necessary to provide effective oversight.

Biographical information for the three nominees for Director is set forth below under “Directors and Executive Officers.” As indicated in these biographies, the nominees have extensive experience in a variety of fields, have demonstrated significant leadership skills and have experience in the oversight of public companies due to their prior service as Directors of the Company and, in some cases, other companies.

Shareholders may vote for up to three nominees for the class of Directors who will serve until the Company’s annual meeting in 2013. If a quorum is present at the meeting, Directors will be elected by a plurality of the votes cast. Shareholders may not vote cumulatively in the election of Directors. In the event any of the nominees should be unable to serve, which is not anticipated, the proxy committee, which consists of Ferdinand E. Megerlin and David N. Wormley, will vote for such other person or persons for the office of Director as the Nominating Committee of the Board of Directors may recommend.

The Board of Directors unanimously recommends that you vote “FOR” Dr. Bertoneche, Mr. Lemaitre and Dr. Megerlin to serve until the Company’s annual meeting in 2013, and until their successors shall be duly elected and qualified or until their earlier resignation, removal from office or death. Executed proxies in the accompanying form will be voted at the Meeting in favor of the election as directors of the nominees named above, unless authority to do so is withheld.

GOVERNANCE OF THE COMPANY

Directors and Executive Officers

The following table sets forth the names and ages of the Company’s Directors, nominees for Director, and executive officers and the positions they hold with the Company. Executive officers serve at the pleasure of the Board of Directors.

Name	Age	Position
Allen J. Carlson	59	President, Chief Executive Officer and Director (term expiring in 2012)
Jeffrey Cooper	69	Officer
Tricia L. Fulton	43	Chief Financial Officer
Peter G. Robson	65	General Manager, Sun Hydraulics Limited
Tim A. Twitty	43	Officer
Marc Bertoneche	63	Director (term expiring in 2010), Nominee for Director (term expiring in 2013) and a member of the Audit and Compensation Committees
John S. Kahler	70	Director (term expiring in 2012) and a member of the Audit and Nominating Committees
Christine L. Koski	52	Director (term expiring in 2011)
Philippe Lemaitre	60	Director (term expiring in 2010), Nominee for Director (term expiring in 2013) and a member of the Audit, Compensation and Nominating Committees
Ferdinand E. Megerlin	71	Chairman of the Board, Director (term expiring in 2010) and Nominee for Director (term expiring in 2013)
David N. Wormley	70	Director (term expiring in 2011) and a member of the Compensation and Nominating Committees
Wolfgang H. Dangel	46	Director (term expiring in 2012) and a member of the Audit and Compensation Committees

Mr. Carlson joined the Company in March 1996 and served as Vice President from January 2000 until May 2000, when he was named President and Chief Executive Officer. From October 1977 to March 1996, Mr. Carlson held various engineering, marketing and management positions for Vickers Incorporated, a wholly-owned subsidiary of Trinova Corporation. He is a graduate of the Milwaukee School of Engineering and the Advanced Management Program at the Harvard Business School. Mr. Carlson is chair and a member of the executive committee of the board of directors of the National Fluid Power Association, and he serves on the board of regents of the Milwaukee School of Engineering. He also is a director of Tervis Tumbler Company. With over 36 years experience in the fluid power industry and 14 years with the Company, nearly 10 as President and Chief Executive Officer, Mr. Carlson has deep institutional knowledge and perspective regarding the Company’s strengths, challenges and opportunities.

Mr. Cooper joined the Company in December 1990 as an engineer and has been an Officer since September 1991. He is primarily involved with product development and marketing. From August 1987 to December 1990, he was Engineering Manager, Mobile Valves, of Vickers, Incorporated, a wholly-owned subsidiary of Trinova Corporation, and from September 1979 to August 1986, he served as Vice President of Engineering for Double A Products Company. Mr. Cooper is an engineering graduate of Willesden College of Technology, London, England. Mr. Cooper has over 36 years experience in the fluid power industry.

Ms. Fulton joined the Company in March 1997 and held positions of increasing responsibility, including Corporate Controller, prior to being named Chief Financial Officer on March 4, 2006. From July 1995 to March 1997, Ms. Fulton served as the Director of Accounting for Plymouth Harbor. From November 1991 to July 1995, she served in various financial capacities for Loral Data Systems. From September 1989 to September 1991, Ms. Fulton was an auditor with Deloitte & Touche. Ms. Fulton is a graduate of Hillsdale College and the General Management Program at the Harvard Business School.

Mr. Robson has served as a Director of Sun Hydraulics Limited, Coventry, England, since May 1993, and has been employed by the Company as the General Manager of its United Kingdom operations since 1982. Mr. Robson is a Chartered Engineer and a graduate of Coventry University. Mr. Robson has over 37 years experience in the fluid power industry.

Mr. Twitty joined the Company in November 1993, serving in positions of increasing responsibility. He is primarily involved with factory automation, process development and manufacturing operations leadership. He was named an Officer on March 3, 2007. Mr. Twitty is a graduate of the University of South Florida and Vincennes University.

Dr. Bertoneche holds a chair as Professor in Business Administration at the University of Bordeaux in France, and was on the Faculty of INSEAD, the European Institute of Business Administration in Fontainebleau, France, for more than 20 years. He is a Visiting Professor at the Harvard Business School and an Associate Fellow at the University of Oxford. He is a graduate of University of Paris and earned his MBA and PhD from Northwestern University. Dr. Bertoneche also is a director of Total Infrastructures Gaz France. He has served as a Director of the Company since August 2001. As an academic and a consultant to universities and businesses throughout the world, Dr. Bertoneche brings a global perspective and depth of experience in the finance area.

Mr. Dangel has been President of Schaeffler Group Asia/Pacific and a member of the Extended Management Board of Schaeffler Group (Global) since January 2007. He previously served as President and CEO of Bosch Rexroth North America, from January 2001 to December 2006. Prior to that, Mr. Dangel was affiliated with other Mannesmann and Rexroth companies, including as Managing Director and Chairman of the Management Board of Mannesmann Rexroth (China) Ltd. from June 1996 to December 2000. Mr. Dangel also serves as a director of

FAG India, Ltd. and previously served as a member of the board of directors of the National Fluid Power Association. He holds a Masters Degree in Economics from the University of Applied Sciences in Rosenheim, Germany. Mr. Dangel has served as a Director of the Company since June 2009. With more than a decade of direct experience working in the fluid power industry and extensive experience in Asia, Mr. Dangel brings a wealth of knowledge regarding the customers and markets in which the Company’s products are sold.

Mr. Kahler served as President, CEO and a Director of Cincinnati Incorporated, a company in which he filled various leadership positions for sixteen years, until his retirement in February 2005. A graduate of Carnegie Mellon University and the Harvard Business School, Mr. Kahler has served as a Director of Sun since 1998. His engineering background and his experience as a chief executive officer of a company manufacturing hydraulically powered heavy industrial metal-working machinery provide the Board with valuable experience and insight.

Ms. Koski joined the executive team of nMetric, LLC as head of marketing in July 2006. Prior to joining nMetric, Ms. Koski founded Koski Consulting Group, Inc. in June 2001 to work with start-up companies in the area of business strategy and marketing. In May 2001, Ms. Koski completed an Executive MBA degree from Southern Methodist University. From 1980 through 2000, Ms. Koski held various positions in sales, product management, purchasing, sales management, and international marketing management with Celanese A.G. or its former affiliates, including Celanese Ltd., Hoechst AG and Hoechst Celanese Chemical Group Ltd. Ms. Koski has served as a Director of the Company since May 2000. She also serves as chairperson of the board of directors of Oragenics, Inc., a director of Cheltec, Inc. and secretary to the board of nMetric, LLC. As the daughter of the Company’s founder, Ms. Koski has a unique understanding of the Company’s culture. Her international sales and marketing background contribute to the Board’s overall level of experience in these areas.

Mr. Lemaitre retired in November 2006 as Chairman, President and Chief Executive Officer of Woodhead Industries, Inc. upon its sale to Molex. Before joining Woodhead in 1999, Mr. Lemaitre was Corporate Vice President and Chief Technology Officer of AMP, Inc. and was also in charge of AMP Computer and Telecom Business Group Worldwide. Prior to joining AMP, Mr. Lemaitre was an Executive Vice President of TRW, Inc. and also General Manager of TRW Automotive Electronics Group Worldwide. He previously held various management and research engineering positions with TRW, Inc., International Technegroup, Inc., General Electric Company and Engineering Systems International. Mr. Lemaitre also serves as a director of Multi-Fineline Electronix, Inc. He holds a Master of Civil Engineering degree from Ecole Speciale des Travaux Publics, Paris, France, and a Master of Science degree from the University of California, Berkeley, California. Mr. Lemaitre has served as a Director of the Company since June 2007. Mr. Lemaitre’s more than 30 years experience in the development of technology and technology-driven businesses, and his track record of successfully managing global business functions including sales, engineering, research and manufacturing operations, provides a wealth of experience in key areas of the Company’s business.

Dr. Megerlin retired in March 2003 as a member of the Executive Board of Linde AG and Chairman and Managing Director of the Linde Material Handling Division of

Aschaffenburg, Germany. Prior to such time, he also was Chairman of Linde’s U.S. subsidiaries Linde Hydraulics Corp., Canfield, Ohio, and Linde Lift Truck Corp., Sommerville, South Carolina. Within VDMA, Germany’s association for mechanical and plant engineering, Dr. Megerlin formerly was Chairman and a member of the Executive Board of the German Fluid Power Association. He is a mechanical engineer and received his Dipl-Ing (M.S.) degree from the Technical University of Karlsruhe, Germany, and his Dr.-Ing. (Ph.D.) from TH Aachen, Germany. Dr. Megerlin has served as a Director of the Company since May 1998 and as Chairman of the Board since June 2007. With over 36 years of experience in the fluid power industry, including serving as chief executive of a very large company with operations and facilities throughout the world, Dr. Megerlin has extensive knowledge regarding the Company’s products, markets and customers. His success as the first Chairman of the Board who was not previously an employee of the Company has contributed to the Company’s evolution as a more forward-looking, strategic international company.

Dr. Wormley is the Dean of the Engineering School at Pennsylvania State University, where he has taught since 1992. He previously served as Associate Dean of Engineering at the Massachusetts Institute of Technology (MIT) from 1991 to 1992, and Head of MIT’s Department of Mechanical Engineering from 1982 to 1991. He is past president of the American Society for Engineering Education and is a fellow in the American Society of Mechanical Engineers. Dr. Wormley has served as a Director of the Company since December 1992. He also serves as a director of Michael Baker Corporation. He is an engineer and earned his Ph.D. from the Massachusetts Institute of Technology. Highly regarded in the engineering community, domestically and internationally, Dr. Wormley brings to the Board strong administrative and leadership skills developed as the dean of one of the nation’s premier engineering schools. As the Company’s longest-serving director, he also has an institutional knowledge that contributes to the Company’s ability to exploit its historical strengths as it explores future opportunities.

Board Leadership Structure and the Board’s Role in Risk Oversight

The Board of Directors acts as a collaborative body that encourages broad participation of each of the Directors at Board meetings and in the committees, described below, on which they serve. The Board believes that a majority of Directors should be independent. Prior to and following each Board meeting, the non-management directors meet informally, and the independent Directors also meet in regular executive sessions of the Board of Directors. The Chairman of the Board, who is a non-management, independent Director chairs the meetings of the Board and also serves as a non-voting ex officio member of each of the Board committees. He sets the agenda for each meeting, after soliciting suggestions from management and the other Directors. Given the size of the Company, its international operations and its culture of individual initiative and responsibility, the Board believes that its leadership structure is appropriate. The Board believes that a relatively small number of Directors, comprised of individuals with diverse backgrounds in terms of geographic, cultural and subject matter experience, strong leadership and collaborative skills, is best equipped to oversee the Company and its management.

The Company’s culture emphasizes individual integrity, initiative and responsibility, and employs a horizontal leadership structure in which there are not rigid reporting requirements. Compensation is not based on financial or productivity metrics or on other objective criteria that would encourage individuals undertaking undue risk for personal financial gain. The Board has delegated to the Audit Committee the responsibility for financial risk and fraud oversight, to consider for approval all transactions involving conflicts of interest and to monitor compliance with the Company’s Code of Conduct. Therefore, the Board has determined that a separate risk oversight committee is not necessary. Instead, it has initiated a practice whereby the Chief Executive Officer reports to the full Board on an annual basis regarding material risks that the Company faces and may in the future face, the risk management system that management has implemented to address those risks and other information regarding how risk analysis is incorporated into the Company’s corporate strategy and day-to-day business operations.

Independence and Committees of the Board of Directors

Independence of Directors. At its meeting in March 2010, the Board undertook a review of Director independence. It determined that there were no transactions or relationships between any of the Directors or any member of the Director’s immediate family and the Company and its subsidiaries and affiliates. The purpose of this review was to determine the independence of each of the Directors under the rules of the Nasdaq Stock Market and, for audit committee members, also under the rules of the Securities and Exchange Commission. The Board determined that a majority of the Directors of the Company (Messrs. Bertoneche, Dangel, Kahler, Lemaitre, Megerlin, and Wormley) qualify as independent.

The Board of Directors has the standing committees listed below.

Audit Committee.

The Audit Committee, which consists of Marc Bertoneche, Wolfgang Dangel, John Kahler (Chair) and Philippe Lemaitre (Vice Chair), held seven meetings in 2009. The Board of Directors determined, under applicable SEC and NASDAQ rules, that all of the members of the Audit Committee are independent and that Dr. Bertoneche meets the qualifications as an Audit Committee Financial Expert and he has been so designated. The functions of the Audit Committee are to select the independent public accountants who will prepare and issue an audit report on the annual financial statements of the Company and a report on the Company’s internal controls over financial reporting, to establish the scope of and the fees for the prospective annual audit with the independent public accountants, to review the results thereof with the independent public accountants, to review and approve non-audit services of the independent public accountants, to review compliance with existing major accounting and financial policies of the Company, to review the adequacy of the financial organization of the Company, to review management’s procedures and policies relative to the adequacy of the Company’s internal accounting controls, to review compliance with federal and state laws relating to accounting practices and to review and approve transactions, if any, with affiliated parties. It also invites and investigates reports regarding accounting, internal accounting controls or auditing irregularities or other matters. The Audit Committee also is responsible for review of management’s monitoring of the Company’s compliance with its Code of Ethics and the periodic review and update of the code. No waivers of the Company’s code of ethics were requested or granted during the year ended January 2, 2010. The code of ethics is available on the Investor Relations page of our Web site www.sunhydraulics.com and from the Company upon written request sent to Corporate Secretary, 1500 West University Parkway, Sarasota, Florida 34243.

The Audit Committee is governed by a written charter approved by the Board of Directors. The charter was revised in March 2009 and is available on the Investor Relations page of our Web site www.sunhydraulics.com and from the Company upon written request sent to the Corporate Secretary, 1500 West University Parkway, Sarasota, Florida 34243.

Compensation Committee.

The Compensation Committee, which consists of Marc Bertoneche, Wolfgang Dangel (Vice Chair), Philippe Lemaitre (Chair) and David Wormley, reviews, approves and recommends to the Board of Directors the terms and conditions of all employee benefit plans or changes thereto, administers the Company’s restricted stock and stock option plans and carries out the responsibilities required by the rules of the Securities and Exchange Commission. The Committee met five times during 2009.

The Compensation Committee is governed by a written charter approved by the Board of Directors. The charter was revised in March 2007 and is available on the Investor Relations page of our Web site www.sunhydraulics.com and from the Company upon written request sent to the Corporate Secretary, 1500 West University Parkway, Sarasota, Florida 34243.

Nominating Committee.

The Nominating Committee, which consists of John Kahler (Vice Chair), Philippe Lemaitre and David Wormley (Chair), held four meetings in 2009. The Nominating Committee is responsible for identifying individuals qualified to become members of the Board of Directors, consistent with criteria approved by the Board, and for selecting the director nominees to stand for election at each annual meeting of shareholders.

In March 2004, the Board adopted a Statement of Policy Regarding Director Nominations, setting forth qualifications of Directors, procedures for identification and evaluation of candidates for nomination, and procedures for recommendation of candidates by shareholders. As set forth in the Statement of Policy, a candidate for Director should meet the following criteria:

•	must, above all, be of proven integrity with a record of substantial achievement;

•	must have demonstrated ability and sound judgment that usually will be based on broad experience;

•	must be able and willing to devote the required amount of time to the Company’s affairs, including attendance at Board and committee meetings and the annual shareholders’ meeting;

•	must possess a judicious and somewhat critical temperament that will enable objective appraisal of management’s plans and programs; and

•	must be committed to building sound, long-term Company growth.

Other than the foregoing, the Board does not believe there is any single set of qualities or skills that an individual must possess to be an effective Director or that it is appropriate to establish any specific, minimum qualifications for a candidate for election as a Director. Rather, the Committee will consider each candidate in light of the strengths of the other members of the Board of Directors and the needs of the Board and the Company at the time of the election.

The Company does not have a formal policy with regard to the consideration of diversity in identifying Director nominees, but the Nominating Committee strives to nominate Directors with diverse backgrounds in terms of geographic, cultural and subject matter experience that are complementary to those of the other Directors so that, as a group, the Board will possess the appropriate talent, skills and expertise to oversee the Company’s business.

The Committee will take whatever actions it deems necessary under the circumstances to identify qualified candidates for nomination for election as a member of the Board of Directors, including the use of professional search firms, recommendations from Directors, members of senior management and security holders. All such candidates for any particular seat on the board shall be evaluated based upon the same criteria, including those set forth above and such other criteria as the Committee deems suitable under the circumstances existing at the time of the election.

Shareholder recommendations for Nomination as a Director. In order for the Committee to consider a candidate recommended by a shareholder, the shareholder must provide to the Corporate Secretary, at least 120, but not more than 150, days prior to the date of the shareholders’ meeting at which the election of Directors is to occur, a written notice of such security holder’s desire that such person be nominated for election at the upcoming shareholders meeting; provided, however, that in the event that less than 120 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be received not later than the close of business on the tenth business day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs.

A shareholder’s notice of recommendation must set forth:

(a)	as to each person whom the shareholder proposes be considered for nomination for election as a Director,

(i)	the name, age, business address and residence address of the person,

(ii)	the person’s principal occupation or employment during the past five years,

(iii)	the number of shares of Company common stock beneficially owned by the person,

(iv)	any other information relating to the person that is required to be disclosed in solicitations for proxies for election of Directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, and

(v)	the consent of the person to serve as a Director, if so elected; and

(b)	as to the shareholder giving the notice

(i)	the name and record address of shareholder,

(ii)	the number of shares of Company common stock beneficially owned by the shareholder,

(iii)	a description of all arrangements or understandings between the shareholder and each proposed nominee and any other person pursuant to which the nominations are to be made, and

(iv)	a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the person(s) named.

The Nominating Committee is governed by a written charter approved by the Board of Directors, and the Statement of Policy Regarding Director Nominations described above. The charter and policy statement are available on the Investor Relations page of our Web site www.sunhydraulics.com and from the Company upon written request sent to the Corporate Secretary, 1500 West University Parkway, Sarasota, Florida 34243.

Director Participation and Relationships

The Board of Directors held four meetings during 2009. Each Director attended at least 75% of the aggregate meetings of the Board and of each committee of which he or she was a member in 2009.

The Board of Directors, in March 2004, adopted a policy stating that it is in the best interests of the Company that all Directors and nominees for Director attend each annual meeting of the shareholders of the Company. The policy provides that the Board, in selecting a date for the annual shareholders meeting, will use its best efforts to schedule the meeting at a time and place that will allow all Directors and nominees for election as Directors at such meeting to attend the meeting. The policy further provides that an unexcused absence under the policy should be considered by the Nominating Committee in determining whether to nominate a Director for re-election at the end of his or her term of office. All of the Directors except one attended last year’s annual meeting of shareholders.

No family relationships exist between any of the Company’s Directors and executive officers. There are no arrangements or understandings between Directors and any other person concerning service as a Director.

Compensation Committee Interlocks and Insider Participation

None.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors, officers and holders of more than 10% of the Company’s Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and any other equity securities of the Company. To the Company’s knowledge, based solely upon a review of the forms, reports and certificates filed with the Company by such persons, other than as set forth below, all of them complied with the Section 16(a) filing requirements in 2009.

Marc Bertoneche, John Kahler, Philippe Lemaitre, Ferdinand Megerlin and Peter Robson each filed late one Form 4 reporting one transaction.

Communications with the Board of Directors

Shareholders and other parties interested in communicating with our Board of Directors may do so by writing to the Board of Directors, Sun Hydraulics Corporation, 1500 West University Parkway, Sarasota, Florida 34243. Under the process for such communications established by the Board of Directors, the Chairman of the Board reviews all such correspondence and regularly forwards it, or a summary of the correspondence, to all of the other members of the Board. Directors may at any time review a log of all correspondence received by the Company that is addressed to the Board or any member of the Board and request copies of any such correspondence. Additionally, correspondence that, in the opinion of the Chairman, relates to concerns or complaints regarding accounting, internal accounting controls and auditing matters is forwarded to the Chair of the Audit Committee.

AUDIT COMMITTEE REPORT

The following report shall not be deemed to be incorporated by reference into any filings made by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference, or to be “soliciting material” or to be “filed” with the Securities and Exchange Commission or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934.

Management is responsible for the Company’s internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The primary purpose of the Audit Committee is to oversee the Company’s financial reporting activities. The Audit Committee selects the Company’s independent accountants and meets regularly with them to review and approve the scope of their audit, report, recommendations and fees.

The Audit Committee has reviewed and discussed the audited consolidated financial statements of the Company for the fiscal year ended January 2, 2010, with the Company’s management and with Kirkland, Russ, Murphy & Tapp, P.A., the Company’s independent accountants (“KRMT”). Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee also reviewed and discussed with the Company’s management and KRMT their respective reports on the effectiveness of the Company’s internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act as of January 2, 2010. The Audit Committee has discussed with KRMT the matters required to be discussed by Statement on Auditing Standards No. 114 (The Auditor’s Communication With Those Charged With Governance).

The Audit Committee has also received written disclosures and the letter from KRMT required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed with KRMT its independence. The Audit Committee has considered the provision of all non-audit services by KRMT and has determined that such services are compatible with the firm maintaining its independence from the Company.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2010, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

John S. Kahler, Chairman

Philippe Lemaitre, Vice Chairman

Marc Bertoneche

Wolfgang H. Dangel

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During 2009, the Company had no material relationships or transactions with any of the Directors or executive officers, or their affiliates. Under the Company’s Code of Ethics, all employees, including the CEO, the CFO and the person performing the functions of a controller, are instructed to avoid any personal activity, investment or association which could appear to interfere with their good judgment concerning the Company’s best interests. The Company’s policy is that if an employee or Director is related in any way to a vendor or customer, someone other than that employee or Director should be the one to decide whether the Company will do business with that person. The Audit Committee must approve all transactions in which an officer or Director, or any member of such person’s family, may have a personal interest.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

AND RELATED STOCKHOLDER MATTERS

The following table sets forth as of April 19, 2010, information as to the beneficial ownership of the Company’s Common Stock by (i) each person or entity known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each Director and nominee for Director, (iii) Each Named Executive Officer of the Company, and (iv) all Directors and executive officers of the Company as a group.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Class
Beverly Koski (3) 5135 Willow Leaf Drive Sarasota, FL 34241	4,038,116	23.8%

Christine L. Koski (3) 3525 Turtle Creek Boulevard #19B Dallas, TX 75219	3,949,887	23.3%

Thomas L. Koski (3) 4995 Ashley Parkway Sarasota, FL 34241	3,800,947	22.4%

Robert C. Koski (3) 7305 Crape Myrtle Way Sarasota, FL 34241	3,740,947	22.1%

Koski Family Limited Partnership 3525 Turtle Creek Boulevard #19B Dallas, TX 75219	3,740,947	22.1%

T. Rowe Price Associates, Inc.(4) 100 E. Pratt Street Baltimore, MD 21202	1,364,085	8.0%

Royce & Associates, LLC (5) 754 Fifth Avenue New York, NY 10151	1,102,428	6.5%

Keeley Asset Management Corp. and Keeley Small Cap Value Fund, a series of Keeley Funds, Inc. (6) 401 South LaSalle Street Chicago, IL 60605	967,500	5.7%

Brown Capital Management, Inc. (7) 1201 N. Calvert Street Baltimore, MD 21202	958,265	5.7%

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Class
Allen J. Carlson (8)	56,960		*
David N. Wormley	14,558		*
Jeffrey Cooper	14,240		*
Tricia L. Fulton (9)	13,769		*
John S. Kahler (10)	12,784		*
Tim A. Twitty (11)	12,401		*
Marc Bertoneche	9,133		*
Ferdinand E. Megerlin	7,644		*
Philippe Lemaitre	3,871		*
Peter G. Robson (12)	1,819		*
Wolfgang H. Dangel	1,464		*
All Directors and Executive Officers as a Group (12 persons)	4,098,530	24.1%

*	Less than 1%.
(1)	Unless otherwise indicated, the address of each of the persons listed who own more than 5% of the Company’s Common Stock is 1500 West University Parkway, Sarasota, Florida 34243.
(2)	This column sets forth shares of the Company’s Common Stock which are deemed to be “beneficially owned” by the persons named in the table under Rule 13d-3 of the Securities and Exchange Commission. Except as otherwise indicated, the persons listed have sole voting and investment power with respect to all shares of Common Stock owned by them, except to the extent such power may be shared with a spouse. A portion of the shares owned by certain executive officers and Directors are held in margin accounts at brokerage firms. Under the terms of the margin account agreements, stocks and other assets held in the account may be pledged to secure margin obligations under the account. As of the date of this proxy statement, none of the executive officers and Directors have any outstanding margin obligations under any such accounts.
(3)	Includes 3,740,947 shares owned by the Koski Family Limited Partnership, over which Christine L. Koski, Robert C. Koski, Thomas L. Koski, and Beverly Koski share voting and investment power as the general partners in the Partnership. Christine L. Koski, Robert C. Koski and Thomas L. Koski are the adult children of Beverly Koski.
(4)	According to the Schedule 13G, filed February 11, 2010, by T. Rowe Price Associates, Inc., T. Rowe Price Associates, Inc. has sole voting and investment power with respect to the 1,364,085 shares.
(5)	According to the Schedule 13G, filed January 26, 2010, by Royce & Associates, LLC, Royce & Associates, LLC has sole voting and investment power with respect to the 1,102,428 shares.
(6)	According to Amendment No. 1 to the Schedule 13G, filed February 12, 2010, by Keeley Asset Management Corp., Keeley Asset Management Corp. and Keeley Small Cap Value Fund share beneficial ownership over the same 967,500 shares.

(7)	According to the Schedule 13G, filed March 16, 2010, by Brown Capital Management, Inc., Brown Capital Management Inc. has sole voting and investment power with respect to the 958,265 shares.
(8)	Includes 2,699 shares subject to currently exercisable options and 14,012 shares of unvested restricted stock.
(9)	Includes 5,460 shares of unvested restricted stock.
(10)	Includes 6,634 shares owned by Mr. Kahler’s spouse.
(11)	Includes 2,835 shares subject to currently exercisable options and 5,460 shares of unvested restricted stock.
(12)	Includes 1,242 shares of unvested restricted stock.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

The goals of our compensation program are to attract and retain highly qualified leadership personnel, providing them attractive long-term career opportunities. Our compensation philosophy is to provide executives with a competitive total compensation package which motivates superior job performance, the achievement of our business objectives, and the enhancement of shareholder value. Rather than basing compensation on a series of specific performance objectives, we encourage initiative, teamwork and innovation, and each executive is enabled to use his or her abilities and particular area of responsibility to strengthen our overall performance. Our general approach to compensating executive officers is to pay cash salaries which generally are competitive within ranges of salaries paid to executives of other manufacturing companies, particularly those of similar size and those in our geographic areas. Our compensation committee sets overall compensation at a level it believes to be fair, based upon an analysis of the individual executive’s experience and past and potential contributions to us.

The Compensation Process

Our compensation program is overseen by a compensation committee (the “Committee”) comprised of independent directors which operates pursuant to a charter, the most recent version of which was approved by the Board of Directors on March 3, 2007. Compensation of our executive officers on an individual basis is reviewed annually by the Committee. The Committee also makes equity awards under compensation plans approved by the Board of Directors and, where required, the shareholders, to the chief executive officer and to other key management employees upon the recommendation of the chief executive officer. All changes in the compensation of the Company’s executive officers are required to be reported promptly to the full Board of Directors.

To assist in determining appropriate overall compensation, the Committee reviews information regarding revenues, income, and executive compensation for other public manufacturing companies and for other businesses operating in Florida and the southeast United States and selected businesses in the U.S. of similar size and scope. The Committee also considers selected information regarding compensation practices, including employee benefits, from manufacturing companies in other countries in which we operate in an effort to ensure that we maintain competitiveness locally in the markets in which our executive officers reside. The foregoing data is used for informational purposes, and the Committee does not benchmark compensation against any group or size of company.

Components of Executive Compensation

Salary. Our general approach to compensating executive officers is to pay cash salaries which generally are competitive within ranges of salaries paid to executives of other manufacturing companies, particularly in our geographic areas. Bonuses have been utilized infrequently in the past and, therefore, salary is the primary component of executive compensation. None of the Company’s executive officers other than Peter Robson has an employment contract. See “Employment Agreement with Peter Robson” below. Our overall financial performance influences the general level of salary increases and there are no pre-arranged annual increases or established ranges for salary increases. The chief executive officer, after seeking input from other key managers and reviewing selected market data, recommends increases for the other executive officers, based upon his analysis of the individual executive’s experience and past and potential contributions.

Equity Compensation. We utilize equity awards as long-term compensation incentives for executive officers and other key managers. In 2003, the Committee solicited recommendations from Mercer Human Resource Consulting in connection with establishing a long-term compensation program. The Committee used the consultant’s recommendations as guidance with respect to the level and elements of long-term compensation for executive officers. The Committee determined that the long-term compensation program would be related to company performance but that it would not move automatically in lock-step with such performance. The Committee has recognized that, at different periods in the economic cycle, long-term compensation might have greater or lesser importance in relationship to salary adjustments. Each year, the Committee establishes a pool of shares to be used for long-term compensation. The level of the pool varies with our performance, although the Committee believes that it is important to reward and incentivize employees even in difficult times. The chief executive officer recommends awards for executive officers and other key employees. The Committee reviews those recommendations, approves or revises them, and determines long-term compensation for the chief executive officer and the other named executive officers.

The principal element of our long-term compensation program is the use of restricted shares of Company common stock, granted under written plans approved by our shareholders. The Committee believes that this form of long-term compensation, tied to value creation for the Company, best aligns the interests of key employees with that of shareholders. The objectives of the program are to award the high achievers, to identify key employees within the Company (including those who demonstrate leadership) and, because it is long-term, to promote equity ownership in the Company. Criteria used by the Committee in these awards include individual responsibilities and performance results and the individual’s years of experience in the industry, with the emphasis on subjective measures such as sustained contributions to the Company, initiative, the effect of the individual on the attitudes and performance of others, and the amount of management required for the individual. No particular weight is given to any specific criterion. The Committee prior to 2008 determined the dollar amount of equity compensation to be provided and then granted a number of shares of stock that had a fair market value equal to that amount on the date of grant. Fair market value was determined based on the closing price of our stock on the day of determination. Beginning in 2008, the long-term compensation pool for key employees has been denominated in shares rather than in dollars. Equity awards are “time based” so that, in order to earn the full award, an employee must remain in our employ for a specified period of time, typically three years.

Historically, the Committee also has used stock options, vesting over a specified period of time, typically three to five years, as part of the long-term compensation program. When stock options were used, the mix of restricted shares and options was entirely within the discretion of the Committee and varied from year to year. Since 2005, given the problems experienced by many public companies with excessive awards of stock options and restatements as a result of grant date issues, as well as the new stock compensation accounting rules, the Committee has not made any stock option grants and used only restricted shares as equity awards.

Because of the differences in tax treatment for employees of our foreign subsidiaries, stock appreciation rights (referred to in our plan document as performance shares) sometimes have been used for long-term compensation purposes for non-US employees, including executive officers. In 2009, performance shares were granted to one French employee.

Retirement Plan and ESOP. All of our U.S. executives, along with all of our other U.S. employees, are eligible to participate in the Sun Hydraulics Corporation 401(k) and ESOP Retirement Plan (the “Plan”). Under the tax-qualified Plan, all U.S. based employees are able to contribute the lesser of up to 100% of their annual salary or the limit prescribed by the Internal Revenue Service to the Plan on a before-tax basis. Based on years of service, we match 100% of up to the first 6% of pay that is contributed to the Plan. All employee contributions are fully vested upon contribution. Our matching contributions vest over a five year period – 20% after one year, 40% after two years, 60% after three years, 80% after four years and 100% after five years. Each year, the Board of Directors determines, based on the Company’s performance and other factors it deems relevant, whether to make an additional contribution, and if so, in what amount. Since 2004, when an employee stock ownership plan (“ESOP”) was incorporated into the Plan, these additional contributions have been made in shares of Company common stock and all eligible employees, regardless of whether they make voluntary contributions to the Plan, participate pro rata, based upon their pay as a percentage of total pay for all U.S. employees. In 2009, no additional contribution in the form of newly-issued shares of Company common stock was made to the Plan. Our sole executive officer who resides outside of the U.S., Peter Robson, maintains his own individual retirement plan under the laws of the United Kingdom. We contribute to such plan each year an amount equal to 10% of Mr. Robson’s base salary pursuant to the terms of Mr. Robson’s employment agreement.

Special Shared Distribution Dividend. As part of the Company’s culture and as a means of maintaining a highly productive workforce to sustain its growth and profitability, the Company believes it is important to share its success with both employees and shareholders. The shared distribution dividend rewards employees through a contribution into their retirement accounts and concurrently rewards shareholders with a special cash dividend. In furtherance of this philosophy, in May 2008, based upon its 2007 financial results, and again in February 2009, based upon its 2008 financial results, the Company declared special cash dividends of $0.09 per share to shareholders. In addition, ESOP contributions for U.S. employees equal to 9% of 2007 wages and for employees worldwide (primarily in the form of Company stock into qualified retirement accounts), equal to 9% of their 2008 wages were made. Because of the poor economy and its impact on the Company’s 2009 financial performance, no special shared distribution dividend was declared for 2009.

Other Compensation. We do not use other forms of compensation on a regular basis. Relatively small cash and equity bonuses have been used sporadically to reward significant and unusual contributions. Because of the broad responsibilities given to employees and the encouragement of individual initiative, we have educational assistance policies for all employees, including executive officers. Educational assistance has been given to executive officers in the past for graduate study leading to masters and other degrees, and more specialized training, including management training at the Harvard Business School. Senior management participates in our benefit plans on the same terms as other employees. These plans include medical and dental insurance, group life insurance, and a charitable gift matching program. Under our employee stock purchase plan, approved by the shareholders in 2001, employees including executive officers may purchase shares of Company common stock at a discount of 15% from market price on the first or last day of the quarterly purchase period, whichever is lower, on a tax-favored basis under Section 423 of the Internal Revenue Code.

We provide only limited perquisites and other personal benefits.

Risks Arising from Compensation Policies and Practices. We do not use cash bonuses or include short-term incentives in our compensation program. Therefore, the Board has determined that its compensation policy and practices do not motivate imprudent risk-taking or encourage Company leaders to make decisions that might be beneficial in the short term at the expense of creating long-term Company value. The Company’s long-term compensation program, as described above, relies on general criteria that includes, in addition to performance results, the individual’s responsibilities and years of experience in the industry, with the emphasis on subjective measures such as sustained contributions to the Company, initiative, the effect of the individual on the attitudes and performance of others, and the amount of management required for the individual. The equity awards granted under the program are determined toward the end of the year and are “time based” so that, to earn the full award, an employee must remain in our employ for a specified period of time, typically three years. The shared distribution dividend introduced in 2008 is entirely discretionary with the Board of Directors and, when declared, is by its nature long-term because it rewards employees through a contribution into their retirement accounts rather than through cash bonuses.

2009 Executive Compensation

At the September 2009 meeting of the Compensation Committee, the chief executive officer at the Committee’s request reviewed our 2009 performance projected through the end of the year and the general level of anticipated employee compensation adjustments. As part of the overall effort to decrease expenses, no salary increases were made for the Company’s leaders in January 2009, and they also participated in the 3% salary decrease for all employees (except those on furlough) implemented in May 2009. Although the Committee generally discusses with the chief executive officer salary issues for executive officers at its September meeting, it was agreed that salary adjustments would be deferred until the December meeting.

The Committee, as it customarily does at the September meeting, addressed long-term compensation. The chief executive officer expressed his view that the current economic environment was precisely the time that long-term compensation should prove its merit. He noted that, as the economy improves, jobs would open up elsewhere and the Company needed to ensure that its compensation, for which long-term compensation is an important component, is fair and equitable. He expressed his view that the number of restricted shares of Company common stock available for grants in 2009 as long-term compensation should be similar to the level in 2008, and perhaps slightly higher. The Committee indicated that it would set the amount of the long-term compensation pool and so advise the chief executive officer shortly after the meeting. The chief executive officer agreed to provide his recommendations for individual awards no later than October 1, 2009. The Committee then set a meeting for October 9 and agreed that, unless it was unable to finalize the awards at that time, October 9 would be the determination date for 2009 long term compensation grants.

Following the departure of the chief executive officer from the meeting, the Committee reviewed key points of discussion from the prior year’s deliberations, including comments made when the Committee reported its results to the Board. It was noted that the 2008 awards were granted in what was the Company’s best year ever in terms of financial performance. Given the different financial results expected for 2009, the Committee agreed that there should be no sense of entitlement but also that the Company’s cash compensation is not at the high end of the spectrum and that individual performance, not necessarily Company performance, was the primary focus of the long-term compensation program. As it did in 2008, the Committee determined to use a tiered system, with a range of share awards for each group: (1) the chief executive officer, (2) key leaders, including those who might succeed to the top management level, (3) other high achievers, and (4) individuals who have contributed significantly in a given year and to recognize other factors particular to the individual. The Committee agreed that there should be a great deal of discussion on the chief executive officer’s compensation (Group 1) and his recommendations for Group 2 awards, some discussion on the Group 3 recommendations, and that the Group 4 awards would predominantly reflect the views of the chief executive officer.

After discussion, it was agreed that the size of the 2009 long-term compensation pool (excluding the award to the CEO) should not be decreased from the 2008 level, to underscore the Company’s commitment to the program and its forward-looking perspective, notwithstanding the poor economy. The Members agreed that they would expect to see different awards and larger spreads among recipients than last year, given the different economy. The Committee discussed, on a preliminary basis, the award for the CEO.

At the Committee’s meeting on October 9, 2009, held by conference telephone, the chief executive officer presented an overview of his methodology for making recommendations for long-term compensation awards. He explained that there were 35 candidates for awards, representing 4.4% of the worldwide workforce and noted that there were four new names on the list and five individuals who received awards in 2008 who were not being recommended this year. The chief executive officer summarized the contributions of each of the candidates for whom restricted stock grants in the highest two tiers were recommended. He described the backgrounds of these individuals for whom Group 2 and Group 3 awards were recommended and described their experience in the industry, with the Company, their increasing responsibilities and their performance. He explained the potential of these individuals for further leadership development and his desire to provide them with opportunities in different functional areas to complement their current capabilities and so that they become comfortable outside their area of expertise and can develop a broader perspective about the Company and the industry. The Committee agreed that individual growth and development should be encouraged and fostered but that there should not be a formal, closed pool of pre-selected candidates for advancement.

In accordance with the Committee’s desire for a significant differential between the awards for the different tiers, the chief executive officer noted that he was recommending 3,025 shares for Group 2 recipients and 1,300 shares for Group 3, and then there then was a drop-down to 650 shares for Group 4. The Members expressed their views regarding awards within the suggested ranges and requested further information regarding additional individuals with upward potential. Following the departure of the chief executive officer from the meeting, the Committee, after further discussion, agreed upon an award for the chief executive officer. It was agreed that all of the awards would be made in shares of the Company’s stock based on the closing price of the stock on the NASDAQ Global Select Market on October 9. The share awards are subject to divestiture ratably over a three year period, if the employee leaves the Company during the term. For one European employee, the compensation was agreed to be paid pursuant to a performance share agreement, pursuant to which a cash payment is made on each of the three anniversaries of the grant date equal to the closing bid price of the stock on the NASDAQ Global Select Market on that date multiplied by the number of performance shares vesting on such date. Included in the total award of 41,500 shares were 7,500 shares to Allen J. Carlson, Chief Executive Officer, and 3,025 shares each to Tricia Fulton, Chief Financial Officer, and Tim Twitty, Officer.

At its regularly-scheduled meeting on December 6, 2009, the Committee would typically have considered new annual salaries for the executive officers. However, the chief executive officer requested that his compensation adjustment, as well as that for the approximately 14 people who report directly to him, be deferred, given the continuing weakness in the world economy. In April 2010, the Company ended its employee furlough program and restored the 3% salary decrease for all employees (except those on furlough) that was implemented along with the furlough program in May 2009. Accordingly, the 3% salary decrease for the Company’s leadership group, including the chief executive officer and the other named executive officers, also was restored with their April 29, 2010, paychecks.

At the December 6, 2009, meeting of the Compensation Committee, the Committee discussed the merits of taking appropriate steps to reinforce and encourage the continued attention and dedication of key executives to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control. It was agreed that any such agreements should only be used for persons who would be particularly vulnerable in a change of control and that their purpose was to benefit the Company and not to alter materially the compensation and benefits in the absence of a change in control. After discussion, the Committee agreed to recommend that the Board adopt an executive continuity agreement in the form presented, with certain revisions as discussed, that would be operative only upon a termination of employment without cause upon a change in control of the Company. The Board adopted the Committee’s recommendation and approved executive continuity agreements for the chief executive officer and the chief financial officer at its December 7, 2009, meeting.

Tax and Accounting Implications

Section 162(m) of the Internal Revenue Code limits the tax deduction to $1.0 million for compensation paid to a corporation’s key executive officers unless certain requirements are met, including that the compensation qualify as performance-based compensation. While the Compensation Committee may from time to time approve awards which would vest upon the passage of time or other compensation which would not result in qualification of those awards as performance-based compensation, it is not anticipated that compensation realized by any executive officer under any of our plans now in effect will result in a material loss of tax deductions.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE

Philippe Lemaitre, Chairman
Wolfgang H. Dangel, Vice Chairman
Marc Bertoneche
David N. Wormley

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the named executive officers for the fiscal years ended January 2, 2010, December 27, 2008, and December 29, 2007. The Company has not entered into any employment agreements with any of the named executive officers except for Peter Robson. Mr. Robson’s agreement, entered into in 1981, set initial salary, which has been adjusted thereafter from time to time by the Company at its discretion. See “Employment Agreement with Peter Robson” below. When setting total compensation for each of the named executive officers, the Committee reviews the executive’s current compensation, including equity and non-equity-based compensation.

SUMMARY COMPENSATION

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (2)	All Other Compensation ($) (3)	Total ($)
Allen J. Carlson President and Chief Executive Officer	2009 2008 2007	366,544 373,000 345,000	158,025 132,300 170,029	21,004 46,662 33,197	545,573 551,962 548,226
Jeffrey Cooper Officer	2009 2008 2007	158,214 161,000 161,000	— — —	9,719 29,671 20,883	167,933 190,671 181,883
Tricia L. Fulton Chief Financial Officer	2009 2008 2007	137,577 140,000 124,583	63,737 56,700 45,006	10,273 26,493 16,560	211,587 223,193 186,149
Tim Twitty Officer	2009 2008 2007	139,542 142,000 132,000	63,737 56,700 45,006	10,390 26,939 17,704	213,669 225,639 194,710
Peter G. Robson (1) General Manager, Sun Hydraulics Limited	2009 2008 2007	146,490 176,174 184,032	— 28,350 25,007	18,726 42,271 22,072	165,216 246,795 231,111

(1)	Amounts were paid in pounds sterling, which are converted to U.S. dollars at the average exchange rate.
(2)	Amounts represent the aggregate grant date fair market value of restricted stock, based on the closing market price as of the date of grant.
(3)	All Other Compensation amounts for 2009 are as follows:

Name	Year	Perquisites and Other Personal Benefits ($)(a)	Company Contributions to Retirement and 401(k) Plans ($)	Total ($)
Allen J. Carlson	2009	6,304	14,700	21,004
Jeffrey Cooper	2009	226	9,493	9,719
Tricia L. Fulton	2009	2,018	8,255	10,273
Tim Twitty	2009	2,018	8,372	10,390
Peter G. Robson	2009	979	17,747	18,726

(a)	Amounts represent dividends received on unvested restricted stock shares.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#) (1)	Grant Date Fair Value of Stock and Option Awards ($)
Allen J. Carlson	October 9, 2009	7,500	158,025
Jeffrey Cooper	—	—	—
Tricia L. Fulton	October 9, 2009	3,025	63,737
Tim Twitty	October 9, 2009	3,025	63,737
Peter G. Robson	—	—	—

(1)	Amounts represent the number of restricted shares of stock granted under the 2001 Restricted Stock Plan . The shares vest in annual installments over three years. Dividends will be paid on the shares of restricted stock.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Allen J. Carlson	2,699	1,350	(1)	12.27	12/9/2012	14,012	(2)	367,815
Jeffrey Cooper	—	—		—		—		—
Tricia L. Fulton	—	—		—		5,460	(3)	143,325
Tim Twitty	2,835	—		5.49	10/15/2011	5,460	(3)	143,325
Peter G. Robson	—	—		—		1,242	(4)	32,603

(1)	This award will vest on December 9, 2010.
(2)	Awards represent restricted stock that will vest as follows: 2,500 on October 9, 2010; 2,333 on October 22, 2010; 1,845 on December 7, 2010; 2,500 on October 9, 2011; 2,334 on October 22, 2011; and 2,500 on October 9, 2012.
(3)	Awards represent restricted stock that will vest as follows: 1,008 on October 9, 2010; 435 on October 15, 2010; 1,000 on October 22, 2010; 1,008 on October 9, 2010; 1,000 on October 22, 2011; and 1,009 on October 9, 2012;.
(4)	Awards represent restricted stock that vest as follows: 242 on October 15, 2010; 500 on October 22, 2010; and 500 on October 22, 2011.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Allen J. Carlson	—	—	7,497	188,540
Jeffrey Cooper	—	—	627	13,211
Tricia L. Fulton	—	—	2,312	48,257
Tim Twitty	—	—	2,312	48,257
Peter G. Robson	—	—	1,853	38,390

Pension Benefits

The Company does not maintain a pension plan for any of its U.S.-based executive officers, other than the Sun Hydraulics Corporation 401(k) and ESOP Retirement Plan. Our sole executive officer who resides outside of the U.S., Peter Robson, maintains his own individual retirement plan under the laws of the United Kingdom. We contribute to such plan each year an amount equal to 10% of Mr. Robson’s base salary, pursuant to the terms of Mr. Robson’s employment agreement.

Nonqualified Deferred Compensation

The Company does not maintain a nonqualified deferred compensation program.

Employment Agreement with Peter Robson

The Company entered into an employment agreement with Peter Robson on April 22, 1981, in connection with his initial employment with the Company. The agreement set Mr. Robson’s initial salary, which has been adjusted thereafter from time to time by the Company at its discretion. Pursuant to the terms of the agreement, the Company provides Mr. Robson with family health insurance and a retirement supplement equal to 10% of Mr. Robson’s base salary. The agreement provides that it may be terminated by either party upon six months’ prior written notice to the other.

Potential Payments Upon Termination or Change of Control

On December 7, 2009, the Board of Directors approved, and the Company entered into an Executive Continuity Agreement (the “Agreement”) with each of Mr. Carlson, President and Chief Executive Officer, and Ms. Fulton, Chief Financial Officer, respectively, of the Company, for the term of the executives’ employment with the Company. The intent of the Agreement is to assure the Company and the executive of continuity of management in the event of any actual or threatened change in control of the Company, by providing for specific benefits to such executives in the event of the termination of their employment with the Company following a change in control of the Company.

Upon termination of the executive’s employment following a change in control, the executive will be entitled to a lump sum payment, within 15 days, equal to two times the sum of (A) the amount of the executive’s annual salary at the time of termination, plus (B) the cash value at the time of grant of the annual long-term compensation award to the executive, if any, granted during the current fiscal year; as well as continuing medical, dental, life, disability and hospitalization benefits, at Company expense, for the executive and his or her family as then in effect, for a period of 24 months. If the Compensation Committee has not yet met to consider the annual long-term compensation award to the executive for the current fiscal year, then the executive will be paid the cash value at the time of grant of the prior year’s award, if any. The executive may elect, instead of a lump sum, payments made in 24 equal monthly installments. The executive also will be entitled to immediate vesting of and an extended period of at least one year following termination in which to exercise all unvested and unexercised options to acquire Company stock, and immediate vesting and lapse of all forfeiture provisions relating to, and restrictions upon transfer of, all previously issued shares of restricted Company stock.

A change in control will be deemed to have occurred under the Agreement if: (a) there is a change in beneficial ownership of the Company of 40% or more of the Company’s then outstanding equity securities; (b) during any consecutive two year period, individuals constituting the board of directors cease to constitute at least a majority of the board (unless the election or nomination for election for each new director was approved by the vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period); (c) a merger or consolidation in which the Company does not survive as an independent public company (other than a merger in which the holders of the Company’s equity securities have the same proportionate ownership of equity securities of the surviving company immediately thereafter); or (d) a sale of assets or similar transaction in which the business of the Company for which the executive’s services are principally performed are disposed of.

For purposes of the Agreement, a termination of the executive’s employment following a change in control will be deemed to occur if at any time during the one-year period immediately following a change in control: (a) there has been an actual termination of employment, other than for death, or for “cause” or by reason of disability (as defined in the Agreement); (b) the executive’s salary, reward opportunities or other compensation are reduced, or the executive is deprived of any material fringe benefit, without his or her approval; or (c) the Company’s material breach of the Agreement.

The executive is not required to mitigate the amount of any payment provided by the Agreement by seeking other employment or otherwise, nor will the amount of any payment or benefit be reduced by amounts earned or accrued through the date of termination or to which he or she is entitled by law or by any retirement benefits after the date of termination, or otherwise.

The following table shows the potential payments upon termination following a change of control of the Company for Allen J. Carlson, the Company’s President and Chief Executive Officer, and Tricia Fulton, the Company’s Chief Financial Officer, as if such termination had occurred on January 2, 2010:

	Allen J. Carlson, Chief Executive Officer	Tricia L. Fulton, Chief Financial Officer
Severance Pay ($)	733,088	275,154
Acceleration of Restricted Stock Grants ($)	302,928	116,562
Accelerated Stock Option Vesting ($)	6,000	0
Welfare Benefits ($)	34,149	32,781

TOTAL	1,076,165	424,497

Pursuant to the terms of Mr. Robson’s employment agreement, the Company is required to provide Mr. Robson with six months’ prior written notice of his termination of employment. In the event that the Company were to give Mr. Robson less than six months’ prior written notice, it would likely be required to pay him his base salary for six months after such notice is delivered to him, which would have been $73,245 at January 2, 2010.

DIRECTOR COMPENSATION

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. Currently, except as described below with respect to the Chairman of the Board and the chairs of the audit, nominating and compensation committees, each nonemployee director is paid a cash fee of $2,500 for attendance at each board meeting and each meeting of a committee of the Board on which he or she serves when the committee meeting is not held within one day of a meeting of the Board, plus 250 shares of the Company’s common stock pursuant to the Sun Hydraulics Corporation Amended and Restated 2004 Nonemployee Director Equity and Deferred Compensation Plan (the “Nonemployee Directors Plan”). The Chairman’s fee currently is twice that of a regular Director, and the fee for the chairs of the audit, compensation and nominating committees is 125% that of a regular Director.

The objective of the Nonemployee Directors Plan is to increase the beneficial ownership of non-employee directors in the Company and to more closely align their interests in the long-term growth and profitability of the Company with that of the shareholders. Under the Nonemployee Directors Plan, directors also may elect to receive all or part of the cash portion of their fees in shares of the Company’s common stock and to defer receipt of their fees until a subsequent year.

Pursuant to the Nonemployee Directors Plan, a deferred stock account is established for each non-employee director and credited with a number of share units on the date of each Board meeting. The value of the share units so credited is equivalent to the fair market value of the Company’s stock on the NASDAQ Global Select Market on the date of grant, for the dollar amount of directors fees payable in stock that the individual director elects to be deferred, and such additional amount of director fees payable in cash that the individual director elects to be paid in stock and deferred. Share units are equivalent to shares of the Company’s common stock, except that share units have no voting rights and receive dividend equivalents rather than dividends.

Each director receives dividend equivalents on the share units contained in his or her deferral account, which are equal in value to dividends paid on the Company’s common stock. The dividend equivalents granted are then reinvested in the non-employee director’s stock deferral account in the form of additional share units. Upon retirement or termination of services as a director, or as otherwise permitted under the Plan, each non-employee director receives a share of common stock for each share unit awarded. Such shares are received either in a lump sum or over a period not to exceed 10 years, as elected in advance by each director.

Directors also are reimbursed for their expenses incurred in connection with their attendance at such meetings. Directors who are employees of the Company receive no compensation for their service as directors.

Prior to June 1, 2008, under a prior version of the Nonemployee Directors Plan, rather than the payment of 250 shares of Company stock for attendance at each board and separately-held committee meeting, each non-employee Director received shares of the Company’s common stock with a fair market value of $2,500 in the aggregate as compensation. The fair market value was determined by calculating the average of the high and low selling prices of a share of common stock as reported through the Nasdaq Stock Market on the date of the meeting. Because the actual value of director compensation will vary depending on the Company’s performance and the value the market places on the shares, the board concluded that payment of a specific number of shares (rather than shares with a fair market value of $2,500) would better align the interest of the directors with the shareholders. At the recommendation of the Compensation Committee, the board amended the Nonemployee Directors Plan on March 1, 2008, to make this change. At the same time, the Nonemployee Directors Plan was amended to authorize the Board of Directors to increase from time to time, as it deems desirable or appropriate, the number of shares of stock awarded to all or any one or more of the nonemployee directors, and to limit to 25,000 the number of shares of stock that, in the aggregate, may be issued under the Nonemployee Directors Plan during any single calendar year. These amendments were approved by the shareholders at the Company’s 2008 Annual Meeting.

2009 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (6)	All Other Compensation ($) (7)	Total ($)
Marc Bertoneche (1)	10,000	19,123	3,597	32,720
Wolfgang H. Dangel (2)	7,500	16,420	204	24,124
John S. Kahler (3)	12,500	23,941	1,833	38,274
Christine L. Koski	10,000	19,123	—	29,123
Philippe Lemaitre	9,375	18,448	1,245	29,068
Ferdinand E. Megerlin (4)	20,000	38,245	2,724	60,969
David N. Wormley (5)	12,500	23,941	—	36,441

(1)	Marc Bertoneche has elected to receive and defer cash fees in the form of stock units. Dr. Bertoneche has also elected to defer stock awards in the form of stock units. All deferred stock units will be paid in shares upon Dr. Bertoneche ceasing to be a Director of the Company. At January 2, 2010, Dr. Bertoneche had 8,757 deferred stock units.
(2)	Wolfgang H. Dangel has elected to receive and defer cash fees in the form of stock units. Mr. Dangel has also elected to defer stock awards in the form of stock units. All deferred stock units will be paid in shares upon Mr. Dangel ceasing to be a Director of the Company. At January 2, 2010, Mr. Dangel had 1,113 deferred stock units.
(3)	John S. Kahler has elected to defer stock awards in the form of stock units. All deferred stock units will be paid in shares upon Mr. Kahler ceasing to be a Director of the Company. At January 2, 2010, Mr. Kahler had 4,695 units.
(4)	Ferdinand E. Megerlin has elected to receive and defer $4,000 of his cash fees in the form of stock units. Dr. Megerlin has also elected to defer all of his stock awards in the form of stock units. All deferred stock units will be paid in shares upon Dr. Megerlin ceasing to be a Director of the Company. At January 2, 2010, Dr. Megerlin had 7,119 units.
(5)	David N. Wormley has elected to receive $2,500 of his cash fees in the form of Company common stock. The common stock was issued during 2009 in accordance with attendance at Board meetings.
(6)	The stock awards represent aggregate grant date fair market value, based on the average of the high and low market price as of the date of grant. Please see the Security Ownership of Certain Beneficial Owners and Management schedule under Item 12 regarding the number of shares beneficially owned by each of the Directors.
(7)	Amounts represent the value of dividends received on the outstanding deferred stock units during 2009. Dividends are also deferred in the form of stock units and will be payable in shares of stock.

Equity Compensation Plan Information

The following table summarizes the Company’s equity compensation plan information as of January 2, 2010. Information is included for both equity compensation plans approved by the Company’s shareholders and equity compensation plans not approved by the shareholders.

	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan category	(a)	(b)	(c)
Equity compensation plans approved by shareholders	41,242	$2.50	1,519,869
Equity compensation plans not approved by shareholders	—	—	675
Total	41,242	$2.50	1,520,544

Equity compensation plans approved by shareholders include the 1996 Stock Option Plan, the 2001 Restricted Stock Plan, the Employee Stock Purchase Plan, the 2004 Nonemployee Director Equity and Deferred Compensation Plan, and the 2006 Stock Option Plan.

Shares to be issued upon exercise in column (a) were: 16,133 under the 1996 Stock Option Plan and 25,109 under the 2004 Nonemployee Director Equity and Deferred Compensation Plan. The weighted average exercise price in column (b) represents shares issued under the 1996 Stock Option Plan with a weighted average price of $6.39 and shares under the 2004 Nonemployee Director Equity and Deferred Compensation Plan with a weighted average share price of zero. The number of securities available for future issuance in column (c) were: zero shares under the 1996 Stock Option Plan, 750,000 shares under the 2006 Stock Option Plan, 539,706 shares under the Employee Stock Purchase Plan, 87,111 shares under the 2001 Restricted Stock Plan, and 143,052 shares under the 2004 Nonemployee Director Equity and Deferred Compensation Plan.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT

REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

The Audit Committee engaged Kirkland, Russ, Murphy & Tapp, P.A. to report upon the financial statements of the Company for the year ended January 2, 2010. Those audited financial statements are included in the Company’s annual report to shareholders that has been provided to the shareholders along with this Proxy Statement. It is expected that a representative from Kirkland, Russ, Murphy & Tapp, P.A. will be in attendance at the Meeting. Such representative will have the opportunity to make a statement if desired, and will be available to respond to any questions from those in attendance.

Fees

The Company incurred the following fees to Kirkland, Russ, Murphy and Tapp P.A. during fiscal years 2009 and 2008, respectively.

	2009	2008
Audit Fees	$464,550	$470,800
Audit Related Fees	15,100	22,800
Tax Fees	—	—
All Other Fees	—	—

Audit Fees were for professional services rendered for the audit of the Company’s consolidated financial statements, the reviews of the financial statements included in the Company’s Forms 10-Q for fiscal years 2009 and 2008, respectively, and the statutory audit of Sun Hydraulik Holdings Limited, Sun Hydraulics Corporation’s wholly-owned subsidiary for its European market operations, Sun Hydraulics Limited, and Sun Hydraulik GmbH, both wholly-owned subsidiaries of Sun Hydraulik Holdings Limited.

Audit Related Fees were for expenses incurred in connection with the audit of the Company’s consolidated financial statements.

The Audit Committee has not adopted any pre-approval policies and approves all engagements with the Company’s auditors prior to the performance of services by them. As a matter of policy, the Audit Committee has determined generally not to request any new non-audit services from its auditors.

The Audit Committee has appointed Kirkland, Russ, Murphy & Tapp, P.A. to report upon the financial statements of the Company for the year ended January 1, 2011, and the effectiveness of the Company’s internal control over financial reporting as of January 1, 2011. Although the Company is not required to seek shareholder ratification of this appointment by the Company’s Bylaws or otherwise, the Board believes it to be sound corporate governance to do so. If the shareholders do not ratify this appointment, the Audit Committee will reconsider the appointment and consider that vote in the review of its future selection of accountants, but will not be required to engage a different auditing firm. A representative from Kirkland, Russ, Murphy & Tapp, P.A. will be in attendance at the Meeting, will have the opportunity to make a statement if desired, and will be available to respond to any questions from those in attendance.

The Board of Directors, as a matter of good corporate practice, has elected to seek ratification of Kirkland, Russ, Murphy & Tapp, P.A. as the independent registered certified public accounting firm to report upon the financial statements of the Company for the year ended January 1, 2011, and unanimously recommends that you vote “FOR” Proposal 2.

OTHER BUSINESS

Management of the Company does not know of any other business that may be presented at the Meeting. If any matter not described herein should be presented for shareholder action at the Meeting, the persons named in the enclosed Proxy will vote the shares represented thereby in accordance with their best judgment.

SHAREHOLDER PROPOSALS FOR THE 2011 PROXY STATEMENT

AND PRESENTATION AT THE 2011 ANNUAL MEETING

Under SEC Rule 14a-8, in order for a shareholder proposal to be included in the Company’s Proxy Statement for the 2011 Annual Meeting, and under the Company’s Bylaws, for a matter to be considered at such meeting (other than the election of Directors), the shareholder proposal, together with certain other information specified in the Bylaws, must be submitted no later than December 28, 2010. Accordingly, notice to the Company of a shareholder proposal submitted after December 28, 2010, will be considered untimely, and the matter will not be considered at the 2011 Annual Meeting.

Shareholder proposals should be submitted in writing to Gregory C. Yadley, Secretary, at 1500 West University Parkway, Sarasota, Florida 34243. A copy of the Company’s Bylaws will be provided upon request in writing to the Secretary.

By Order of the Board of Directors,

GREGORY C. YADLEY
Secretary

Dated: April 30, 2010

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on June 8, 2010.

Vote by Internet • Log on to the Internet and go to www.investorvote.com • Follow the steps outlined on the secured website.

  Vote by telephone

•  Call toll free 1-800-652-VOTE (8683) within

         the USA, US territories & Canada any

         time on a touch tone telephone. There is

         NO CHARGE to you for the call.

•  Follow the instructions provided by the

         recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors*:	For	Withhold		For	Withhold		For	Withhold	+
01 - Marc Bertoneche	☐	☐	02 - Philippe Lemaitre	☐	☐	03 - Ferdinand E. Megerlin	☐	☐

* To elect three Directors for a three-year term ending in 2013.

	For	Against	Abstain

2. Ratification of Appointment of Kirkland, Russ, Murphy & Tapp,	☐	☐	☐
P.A. as the Independent Registered Certified Public
Accounting Firm of the Corporation.

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign
Below

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — SUN HYDRAULICS CORPORATION

701 Tallevast Road

Sarasota, FL 34243

PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JUNE 8, 2010.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned, having received notice of the Annual Meeting of Shareholders of Sun Hydraulics Corporation to be held at 10:00 a.m., Eastern Daylight Savings Time, on Tuesday, June 8, 2010, hereby designates and appoints Ferdinand E. Megerlin and David N. Wormley, and each of them with authority to act without the other, as attorneys and proxies for the undersigned, with full power of substitution, to vote all shares of Common Stock, par value $.001 per share, of Sun Hydraulics Corporation that the undersigned is entitled to vote at such Meeting or at any adjournment thereof, with all the powers the undersigned would possess if personally present, such proxies being directed to vote as specified below and in their discretion on any other business that may properly come before the Meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of each of the Directors listed on the reverse side and FOR Proposal 2.

In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting.

The undersigned reserves the right to revoke this Proxy at any time prior to the Proxy being voted at the Meeting. The Proxy may be revoked by delivering a signed revocation to the Company at any time prior to the Meeting, by submitting a later-dated Proxy, or by attending the Meeting in person and casting a ballot. The undersigned hereby revokes any proxy previously given to vote such shares at the Meeting.

(see reverse side)